Exhibit 99.1

CONTACT:
John C. Wobensmith
President and Chief Financial Officer
Baltic Trading Limited
(646) 443-8555

BALTIC TRADING LIMITED ANNOUNCES
FOURTH QUARTER FINANCIAL RESULTS

Completes Vessel Deliveries
Declares $0.17 per Share Dividend for Q4 2010

New York, New York, February 23, 2011 – Baltic Trading Limited (NYSE:BALT) (“Baltic Trading” or the “Company”) today reported its financial results for the three and twelve months ended December 31, 2010.

The following financial review discusses the results for the three and twelve months ended December 31, 2010. Since the Company began operations in October 2009 and took delivery of its first vessel on April 8, 2010, comparable historical data for the three and twelve months ended December 31, 2009 is unavailable.

Fourth Quarter 2010 and Year-to-Date Highlights

•	Declared a $0.17 per share dividend payable on or about March 14, 2011 to all shareholders of record as of March 7, 2011 based on Q4 2010 results;

•	Recorded net income of $3.7 million, or $0.17 basic and diluted earnings per share for the fourth quarter;

•	Amended the Company’s $100 million senior secured credit facility to increase the commitment to $150 million;

•	Completed the acquisition of the Company’s initial fleet; and

•	Completed the acquisition of the three Handysize vessels from the Metrostar group of companies.

Financial Review: 2010 Fourth Quarter

The Company recorded net income for the fourth quarter of 2010 of $3.7 million, or $0.17 basic and diluted earnings per share. Comparatively, for the three months ended September 30, 2010 the Company recorded a net income of $2.5 million, or $0.12 basic and diluted net income per share.

EBITDA was $8.4 million for the three months ended December 31, 2010.

John C. Wobensmith, President and Chief Financial Officer, commented, “2010 was an important year for Baltic Trading.  We successfully completed the Company’s IPO and made significant progress implementing our unique corporate strategy, enabling Baltic Trading to achieve solid results in its inaugural year. Building on the purchase of our six initial vessels, we acted decisively to acquire three Handysize vessels, further enhancing our earnings power and growing our fleet by more than 18% on a tonnage basis.”

Baltic Trading Limited’s revenues increased to $15.2 million for the three months ended December 31, 2010 compared to $10.4 million for the three months ended September 30, 2010 primarily due to the operation of a larger fleet during the fourth quarter of 2010.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet were $18,596 per day for the three months ended December 31, 2010 compared to $18,412 for the three months ended September 30, 2010. The increase was due to the operation of a greater number of Capesize vessels in the fourth quarter of 2010 that achieved higher rates during the same period.

Total operating expenses increased to $10.4 million for the three months ended December 31, 2010 from $7.2 million for the three months ended September 30, 2010 as a result of the increase in the number of vessels under operation in our fleet. Vessel operating expenses were $4.2 million for the three months ended December 31, 2010 compared to $2.7 million for the three months ended September 30, 2010. General, administrative and management fees increased to $2.3 million from $1.8 million during the comparative periods due to the expansion of our fleet. Depreciation and amortization expenses were $3.7 million for the fourth quarter of 2010 compared to $2.5 million for the third quarter of 2010.

Daily vessel operating expenses, or DVOE, were $5,167 for the fourth quarter of 2010 and $4,893 for the previous quarter this year. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s expectations, we expect DVOE for 2011 to be $5,200 per vessel per day on a weighted average basis.

Financial Review: Twelve Months Ended December 31, 2010

Net income was $8.3 million or $0.46 earnings per share basic and fully diluted for the twelve months ended December 31, 2010. Voyage revenues were $32.6 million and EBITDA was $17.7 million for the twelve months ended December 31, 2010. TCE rates obtained by the Company’s fleet for the twelve months ended December 31, 2010 were $19,692 per day.

Daily vessel operating expenses for the twelve months ended December 31, 2010 were $5,016.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the twelve months ended December 31, 2010 was $19.0 million. Net cash provided by operating activities for the twelve months ended December 31, 2010 was primarily a result of recorded net income of $8.3 million, plus non-cash operating charges relating to depreciation and amortization of $7.4 million related to the operation of our fleet in addition to $2.9 million of amortization of non-vested stock compensation expense.

Net cash used in investing activities was $389.8 million for the twelve months ended December 31, 2010 and was related to the purchase of the nine vessels in our fleet.

Net cash provided by financing activities for the twelve months ended December 31, 2010 was $376.6 million and mainly consisted of $214.5 million of gross proceeds from our initial public offering, Genco Shipping & Trading Limited’s capital contribution in the amount of $75.0 million and $101.3 million of proceeds from our credit facility to finance the deposits and final payments for the Metrostar vessels offset by $7.2 million in cash dividends paid, $4.1 million in common stock issuance costs and $2.9 million in payment of deferred financing costs.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Our fleet consists of two Capesize, four Supramax, and three Handysize vessels with an aggregate capacity of approximately 672,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet.  None of our vessels were drydocked in 2010, and we do not currently expect any of our vessels to be drydocked during 2011.

Summary Consolidated Financial and Other Data

The following table summarizes Baltic Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended	Twelve Months Ended
	December 31, 2010	December 31, 2010
	(Dollars in thousands, except share and per share data)
	(unaudited)
INCOME STATEMENT DATA:
Revenues	$ 15,161	$ 32,559

Operating expenses:
Voyage expenses	252	589
Vessel operating expenses	4,151	8,198
General, administrative and management fees	2,328	6,273
Depreciation and amortization	3,657	7,359
Other operating income	-	(206)
Total operating expenses	10,388	22,213

Operating income	4,773	10,346

Other (expense) income:
Other expense	(10)	(27)
Interest income	9	236
Interest expense	(1,028)	(2,155)
Other expense:	(1,029)	(1,946)

Net income before income taxes	3,744	8,400

Income tax expense	(49)	(78)

Net income	$ 3,695	$ 8,322

Earnings per share - basic	$ 0.17	$ 0.46

Earnings per share - diluted	$ 0.17	$ 0.46

Shares used in per share calculation - basic	21,999,088	18,009,926

Shares used in per share calculation - diluted	22,102,413	18,040,769

	December 31, 2010	December 31, 2009
BALANCE SHEET DATA:	(unaudited)
Cash	$ 5,797	$ -
Current assets, including cash	8,856	-
Total assets	396,154	834
Current liabilities	5,469	850
Total long-term debt	101,250	-
Shareholders' equity (deficit)	289,435	(16)

	Twelve Months Ended
	December 31, 2010	December 31, 2009
	(unaudited)

Net cash provided by operating activities	$ 18,999	-
Net cash used in investing activities	(389,802)	-
Net cash provided by financing activities	376,599	-

	Three Months Ended	Twelve Months Ended
	December 31, 2010	December 31, 2010
FLEET DATA:	(unaudited)
Total number of vessels at end of period	9	9
Average number of vessels (1)	8.7	6.0
Total ownership days for fleet (2)	803	1,635
Total available days for fleet (3)	802	1,624
Total operating days for fleet (4)	799	1,602
Fleet utilization (5)	99.6%	98.7%

AVERAGE DAILY RESULTS:
Time charter equivalent (6)	$ 18,596	19,692
Daily vessel operating expenses per vessel (7)	5,167	5,016

	Three Months Ended	Twelve Months Ended
	December 31, 2010	December 31, 2010
	(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)
Net Income	$ 3,695	$ 8,322
+ Net interest expense	1,019	1,919
+ Depreciation and amortization	3,657	7,359
+ Taxes	49	78
EBITDA(8)	$ 8,420	$ 17,678

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(2) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(3) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(4) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(6) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.
(7) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.
(8)  EBITDA represents net income plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

Baltic Trading Limited’s Fleet

Baltic Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Baltic Trading Limited’s current fleet consists of two Capesize, four Supramax and three Handysize vessels with an aggregate carrying capacity of approximately 672,000 dwt.

Our current fleet contains three groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of December 31, 2010, the average age of our current fleet was 1.0 years, as compared to the average age for the world fleet of approximately 15 years for the drybulk shipping segments in which we compete.

The following table reflects the current employment of Baltic Trading’s current fleet:

Vessel	Year Built	Charterer	Charter Expiration(1)	Employment Structure

Capesize Vessels
Baltic Bear	2010	Cargill International S.A.	April 2011	100% of BCI (2)
Baltic Wolf	2010	Cargill International S.A.	September 2011	100% of BCI (2)
Supramax Vessels
Baltic Leopard	2009	Oldendorff GMBH and Co. KG. Lubeck	March 2011	95 % of BSI (3)
Baltic Panther	2009	Oldendorff GMBH and Co. KG. Lubeck	April 2011	95 % of BSI (3)
Baltic Jaguar	2009	Clipper Bulk Shipping N.V., Curacao	April 2011	95 % of BSI (3)
Baltic Cougar	2009	AMN Bulkcarriers Inc.	June 2011	96 % of BSI (4)
Handysize Vessels
Baltic Wind	2009	Cargill International S.A.	May 2013	115% of BHSI (5)
Baltic Cove	2010	Cargill International S.A.	February 2014	115% of BHSI (5)
Baltic Breeze	2010	Cargill International S.A.	July 2014	115% of BHSI (5)

(1)
The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2)
Under the terms of the agreements, the rate for the spot market-related time charter is based on the average of the daily rates of the Baltic Capesize Index (BCI), as reflected in daily reports. Hire is paid every 15 days in arrears net of a 5% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited.  Baltic Trading is not responsible for voyage expenses, including fuel.

(3)
The rate for the spot market-related time charter is based on 95% of the average of the daily rates of the Baltic Supramax Index (BSI), as reflected in daily reports. Hire is paid every 15 days in arrears net of a 5% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. Baltic Trading is not responsible for voyage expenses, including fuel.

(4)
We have reached an agreement to enter the vessel in a spot market-related time charter based on 96% of the average of the daily rates of the Baltic Supramax Index (BSI), as reflected in daily reports. Hire is paid every 15 days in arrears net of a 5% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. Baltic Trading is not responsible for voyage expenses, including fuel.

(5)
The rate for each of the spot market-related time charters is based on 115% of the average of the daily rates of the Baltic Handysize Index (BHSI), as reflected in daily reports. Hire is paid every 15 days in advance net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. Baltic Trading is not responsible for voyage expenses, including fuel.

Credit Facility Details

On November 30, 2010 we executed a credit agreement and other definitive documentation to amend and restate the $100 million senior secured revolving credit facility. Under the terms of the amended credit facility, the commitment amount increased to $150 million from $100 million and amounts borrowed bear interest at LIBOR plus a margin of 3.00% as compared to 3.25% previously. The term of the facility was extended to six years from four and the repayment structure was modified to eleven semi-annual commitment reductions of $5.0 million each beginning on May 31, 2011 with a balloon payment at the end of the facility. Borrowings of up to $25 million are available for working capital purposes. The Company has drawn down $101.25 million as of December 31, 2010.

Dividend Announcement and Policy

The Company's Board of Directors declared a dividend for the fourth quarter of 2010 of $0.17 per share payable on or about March 14, 2011 to all shareholders of record as of March 7, 2011.  Our dividend policy is to pay a variable quarterly dividend equal to our Cash Available for Distribution, during the previous quarter, subject to any reserves our board of directors may from time to time determine are required. The dividend for the fourth quarter of 2010 reflects application of such a reserve by our board.  Dividends will be paid equally on a per-share basis between our common stock and our Class B stock. Cash Available for Distribution represents our net income less cash expenditures for capital items related to our fleet, such as drydocking or special surveys, other than vessel acquisitions and related expenses, plus non-cash compensation. For purposes of calculating Cash Available for Distribution, we may disregard non-cash adjustments to our net income, such as those that would result from acquiring a vessel subject to a charter that was above or below market rates. We intend to pay dividends on a quarterly basis.

Mr. Wobensmith concluded, “We achieved solid financial results during 2010, declaring three consecutive dividends for the eligible post-IPO quarters of the year.  Notably, we declared cumulative 2010 dividends of $0.49 per share, despite operating our full nine-vessel fleet for approximately only one quarter and the weakening rate environment during the second half of the year. During 2010, Baltic Trading took important steps to ensure that the Company’s balance sheet remains strong.  With the amendment of our credit facility in the fourth quarter, we further enhanced Baltic Trading’s financial flexibility, so that the Company does not need to access the equity markets in the near term but can do so when it determines that market conditions are favorable.  Combined with our unique deployment strategy and commitment to cost effective operations, we believe our intense focus on balance sheet strength positions the Company to distribute a substantial portion of cash flows to shareholders over the long-term.”

The declaration and payment of any dividend will be subject to the discretion of our board of directors. The timing and amount of dividend payments will depend on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors.

About Baltic Trading Limited

Baltic Trading Limited is a drybulk company focused on the spot charter market. Baltic Trading transports iron ore, coal, grain, steel products and other drybulk cargoes along global shipping routes. Baltic Trading’s fleet consists of two Capesize, four Supramax and three Handysize vessels with an aggregate carrying capacity of approximately 672,000 dwt.

Conference Call Announcement

Baltic Trading Limited announced that it will hold a conference call on Thursday, February 24, 2011 at 10:00 a.m. Eastern Time, to discuss its 2010 fourth quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.BalticTrading.com. To access the conference call, dial (888) 334-3034 or (719) 457-2668 and enter passcode 5065177.  A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 5065177. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) acts of war, terrorism, or piracy; (ix) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (x) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xi) the Company’s acquisition or disposition of vessels; (xii) our ability to leverage Genco’s relationships and reputation in the shipping industry; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.